CASH FLOW PARTNERS L.P.
SEVEN
PORTFOLIO OVERVIEW
1ST QUARTER
2006

ICON Cash Flow Partners L.P. Seven - 1st Quarter 2006 Portfolio Overview -
Portfolio Overview
Growth Leases
Off-lease Equipment
10% Status Report
Outlook and Overview
Condensed Consolidated Balance Sheets
Condensed Consolidated Statements of Operations
Condensed Consolidated Statement of Changes in Partners’ Equity
Condensed Consolidated Statements of Cash Flows
Transactions with Related Parties
Conclusion
Additional Required Disclosure

ICON Cash Flow Partners L.P. Seven
- 1st Quarter 2006 Portfolio Overview -

Dear Partner of ICON Cash Flow Partners L.P. Seven:
       ICON Cash Flow Partners L.P. Seven (“Fund Seven”) was formed on May 23, 1995 and began active operations on January 19, 1996. Since the commencement of operations, Fund Seven primarily engaged in the business of acquiring equipment subject to lease and, to a lesser degree, acquiring ownership rights to items of leased equipment at lease expiration. Some of the equipment leases were acquired for cash and provided current cash flow, which are referred to as “income” leases. The majority of the purchase price of Fund Seven’s other equipment leases were financed. These “growth” leases generated little or no current cash flow because substantially all of the rental payments received from the lessees were paid to lenders. Fund Seven’s General Partner, ICON Capital Corp. (the “General Partner”), anticipated that the future value of the leased equipment subject to growth leases would exceed the cash portion of the purchase price paid for the equipment.
       On November 9, 2002 Fund Seven ended its “reinvestment” period and began its disposition period wherein it is selling its assets in the ordinary course of business.
Portfolio Overview
Fund Seven has invested both directly and indirectly through joint ventures with its affiliates. Presently, Fund Seven’s portfolio consists primarily of:
Growth Leases
       87.65% of the rights to the profits, losses and cash flows from its 50% limited partnership interest in a joint venture which owns a mobile offshore oil rig. On October 5, 2005, the oil-rig charterer notified the owner trustee of the rig that an “Event of Loss” had occurred with respect to the rig in September 2005 as a result of Hurricane Rita. The charter provides that the charterer shall pay to the lender (and upon satisfaction of all of the debt outstanding, to the owner trustee on behalf of the joint venture) an amount equal to the “Stipulated Loss Value” of the rig. The “Stipulated Loss Value” for the rig will be determined according to the terms of the charter between the charterer and the owner trustee of the rig.
       The “Stipulated Loss Value” is defined in the charter as the sum of (i) the charter hire payment payable on the first charter hire payment date following an “Event of Loss”, (ii) the present value of the remaining charter hire payments due and (iii) the present value of the estimated residual value of the rig at the end of the charter, as determined by the appraisal procedure under the charter. Prior to the joint venture initiating the appraisal procedure on November 29, 2005, the charterer commenced a declaratory judgment action in Texas State Court requesting that the court declare, among other things, that “Stipulated Loss Value” should be determined by “the value estimated in advance” of the renewal term of the charter, which amount was never documented or agreed by the parties. The joint venture immediately filed a counterclaim against the charterer to, among other things, have the charter enforced in accordance with its terms, and the owner trustee of the rig initiated the appraisal procedure required under the charter. The appraisal procedure has been completed and it was determined that the “Stipulated Loss Value” of the rig at the end of the charter is $80,235,317.37. Thus, Fund Seven’s portion of that amount would be $26,310,159.27, calculated as follows: $80,235,317.37, minus the $20,200,726.90 that the charterer has paid to date, or $60,034,590.47, times 43.825% -Fund Seven’s interest in the rig.

       On or about May 22, 2006, the charterer paid (i) the March 2006 charter hire payment and (ii) the component of the “Stipulated Loss Value” of the rig represented by the present value of the remaining charter hire payments due to the lender, which amounts were used to fully satisfy the outstanding non-recourse debt on the rig. On May 31, 2006, Fund Seven received a distribution of $3,944,250 with respect to its limited partnership interest in the joint venture. The distribution represented Fund Seven’s portion of the $10,941,943 in net insurance proceeds that the charterer agreed to distribute to the joint venture with respect to the rig. The insurance proceeds received by the joint venture neither represents the full amount of the insurance proceeds, nor the final amount of the “Stipulated Loss Value” of the rig, that the joint venture expects to receive in accordance with the terms of the charter.
       While it is not possible at this stage to determine the likelihood of the outcome, Fund Seven and the other joint venture partners believe that the charterer’s request for declaratory judgment is without merit and we are working with the other joint venture partners to vigorously pursue our counterclaims.

       A 100% interest in a 1976 DC-10-30F (N14075) aircraft on lease with World Airways, Inc. (“World Air”). Fund Seven acquired its interest for approximately $11,430,000 of which approximately $2,120,000 was paid in cash. All debt has been fully repaid, and in September 2004 the lease was extended through September 2006 with monthly payments of $50,000. In addition, World Air remits payment for maintenance reserves on a monthly basis. On March 31, 2006, the maintenance reserves totaled approximately $2,289,000. Fund Seven and Aviation Investors, Inc. (“AAI”) are parties to a residual sharing agreement and a management agreement in connection with the aircraft. Under these agreements, AAI maintains a 50% residual interest in the aircraft and is entitled to an additional $10,667 per month for managing the operation and remarketing of the aircraft. If the maintenance reserve is not fully utilized for the aircraft, any unused amount will be allocated between Fund Seven and AAI pursuant to the agreements.
Off-lease Equipment
       48 Airbus A310 and 34 Boeing 737 aircraft rotables formerly leased to Sabena Technics. The A310 rotables can be used on either A310-200 or A310-300 aircraft which are currently being used by over 60 operators worldwide. During the three months ended March 31, 2006, we sold approximately $54,000 of our aircraft rotables which resulted in a loss on the sale of equipment of approximately $18,000. All of these rotables are actively being remarketed.
10% Status Report
       As of March 31, 2006, the mobile offshore oil rig and the World Air aircraft were the only assets that individually constituted at least 10% of the aggregate purchase price of Fund Seven’s leased asset portfolio. As noted above, the charterer of the rig notified the owner trustee of the rig that an “Event of Loss” occurred with respect to the rig in September 2005 as a result of Hurricane Rita.

       On August 9, 2006, Fund Seven sold the World Air aircraft to World Air for approximately $1,300,000 in cash, plus the maintenance reserve of approximately $2,664,000. Pursuant to Fund Seven’s agreements with AAI, Fund Seven and AAI shared the proceeds of the sale of the aircraft equally.
Outlook and Overview
       As indicated above, the Stipulated Loss Value of Fund Seven’s offshore oil rig has not been determined. Fund Seven will be in a better position to provide the outlook and overview for Fund Seven once it is able to evaluate the effect of the “Event of Loss” that has occurred with respect to the rig.

ICON Cash Flow Partners L.P. Seven
(A Delaware Limited Partnership)
Condensed Consolidated Balance Sheets
ASSETS

	(Unaudited)
	March 31,	December 31,
	2006	2005

Cash and cash equivalents	$82,707	$151,326

Investment in operating lease:
Equipment, at cost	2,565,000	2,565,000
Accumulated depreciation	(1,527,735)	(1,388,850)

Net investments in operating leases	1,037,265	1,176,150

Restricted cash	2,493,313	2,285,723
Equipment held for sale	110,789	165,152
Investments in estimated unguaranteed residual values	-	-
Investments in joint ventures	11,662,077	11,241,860
Other assets, net	217,434	233,114

Total assets	$15,603,585	$15,253,325

LIABILITIES AND PARTNERS’ EQUITY

Note payable - recourse	$4,698,538	$4,698,538
Due to General Partner	132,499	132,499
Security deposits and other payables	225,420	219,327
Maintenance reserve payable	2,388,873	2,185,723

Total liabilities	7,445,330	7,236,087

Commitments and contingencies

Partners’ equity:
General Partner	(767,302)	(768,734)
Limited Partners (987,378 and 987,548 units outstanding, $100 original unit original issue price)	8,925,557	8,785,972

Total partners’ equity	8,158,255	8,017,238

Total liabilities and partners’ equity	$15,603,585	$15,253,325

ICON Cash Flow Partners L.P. Seven
(A Delaware Limited Partnership)
Condensed Consolidated Statements of Operations
Three Months Ended March 31,
(Unaudited)

	2006	2005

Revenue:
Rental income	$150,000	$150,000
Finance income	-	1,928
Income from investments in joint ventures	423,011	1,677,957
Net loss on sales of equipment	(17,634)	-
Interest and other income	10,994	17,169

Total revenue	566,371	1,847,054

Expenses:
Impairment loss	-	300,000
Depreciation and amortization	165,616	165,616
Interest	58,732	117,402
Remarketing expense	62,125	75,000
General and administrative	136,682	109,511
Minority interest	-	(639)

Total expenses	423,155	766,890

Net income	$143,216	$1,080,164

Net income allocable to:
Limited partners	$141,784	$1,069,362
General Partner	1,432	10,802

	$143,216	$1,080,164

Weighted average number of limited partnership units outstanding	987,461	987,548

Net income per weighted average limited partnership unit	$0.14	$1.08

ICON Cash Flow Partners L.P. Seven
(A Delaware Limited Partnership)
Condensed Consolidated Statement of Changes in Partners’ Equity
Three Months Ended March 31, 2006
(Unaudited)

				Total
	Units	Limited	General	Partners’
	Outstanding	Partners	Partner	Equity

Balance, January 1, 2006	987,548	$8,785,972	$(768,734)	$8,017,238

Limited partnership units redeemed	(170)	(2,199)	-	(2,199)
Net income	-	141,784	1,432	143,216

Balance, March 31, 2006	987,378	$8,925,557	$(767,302)	$8,158,255

ICON Cash Flow Partners L.P. Seven
(A Delaware Limited Partnership)
Condensed Consolidated Statements of Cash Flows
Three Months Ended March 31,
(Unaudited)

	2006	2005

Increase (decrease) in cash and cash equivalents
Cash flows from operating activities:
Net income	$143,216	$1,080,164
Adjustments to reconcile net income to net cash provided by operating activities:
Income from investments in joint ventures	(423,011)	(1,677,957)
Net loss on sales of equipment	17,634	-
Impairment loss	-	300,000
Depreciation and amortization	165,616	165,616
Interest expense on non-recourse financing paid directly to lenders by lessees	-	77,153
Minority interest	-	(639)
Changes in operating assets and liabilities:
Collection of principal - non-financed receivables	-	366,650
Due from/to General Partner and affiliates, net	-	(24,944)
Security deposits and other payables	6,093	(141,451)
Maintenance reserve payable	203,150	-

Net cash provided by operating activities	112,698	144,592

Cash flows from investing activities:
Proceeds from sales of equipment	25,678	34,487
Increase in restricted cash	(207,590)	-
Distributions received from joint ventures	2,794	3,175

Net cash (used in) provided by investing activities	(179,118)	37,662

Cash flows from financing activities:
Cash paid for redemption of limited partner units	(2,199)	-
Principal payments on notes payable - recourse	-	(2,422,992)
Loans and advances from affiliates	-	2,172,992
Distributions to minority interest in joint venture	-	(750)

Net cash used in financing activities	(2,199)	(250,750)

Net decrease in cash and cash equivalents	(68,619)	(68,496)
Cash and cash equivalents, beginning of the period	151,326	96,364

Cash and cash equivalents, end of the period	$82,707	$27,868

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$78,309	$40,249

Supplemental disclosure of non-cash investing and financing activities:
Joint venture interests assigned to affiliates in exchange for amounts owed	$-	$1,427,992

Assignment of finance lease interest in exchange for amounts owed	$-	$745,000

Non-cash repayments of loan and advances from affiliates	$-	$2,172,992

Transactions with Related Parties
       Prior to July 1, 2004, Fund Seven, in accordance with the terms of the management agreement, paid the General Partner (i) management fees ranging from 1% to 7% based on a percentage of the rentals received either directly by Fund Seven or through joint ventures and (ii) acquisition fees, through the reinvestment period, of 3% of the gross value of Fund Seven’s acquisition transactions.
       Effective July 1, 2004, the General Partner voluntarily decided to waive its right to management fees and administrative expense reimbursements.
       The General Partner also has a 1% interest in Fund Seven’s profits and distributions. Fund Seven did not pay any distributions to the General Partner during the three months ended March 31, 2006. Additionally, the General Partner’s interest in Fund Seven’s net income for the three months ended March 31, 2006 and 2005 was $1,432 and $10,802, respectively.
Conclusion
Your participation in Fund Seven is greatly appreciated.
Sincerely,
ICON Capital Corp., General Partner

Beaufort J.B. Clarke Chief Executive Officer and Chairman	Thomas W. Martin Chief Operating Officer

Forward-Looking Information - Certain statements within this document may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the PSLRA. These statements are being made pursuant to PSLRA, with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. You can identify these statements by the use of words such as “may,” “will,” “could,” “anticipate,” “believe,” “estimate,” “expects,” “intend,” “predict” or “project” and variations of these words or comparable words or phrases of similar meaning. These forward-looking statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties and other factors outside of our control that may cause actual results to differ materially from those projected.

ICON is committed to protecting the privacy of its investors in compliance with all applicable laws. Please be advised that, unless required by a regulatory authority such as the NASD or ordered by a court of competent jurisdiction, ICON will not share any of your personally identifiable information with any third party.

Additional Required Disclosure
To fulfill our promises to you we are required to make the following disclosures when applicable:
A detailed financial report on SEC Form 10-Q or 10-K (whichever is applicable) is available to you. It is typically filed either 45 or 90 days after the end of a quarter or year, respectively. Usually this means a filing will occur on or around March 30, May 15, August 15, and November 15 of each year. It contains financial statements and detailed sources and uses of cash plus explanatory notes. You are always entitled to these reports. Please access them by:
                • Visiting www.iconsecurities.com
                                or
                • Visiting www.sec.gov
                                or
                • Writing us at: PO Box 192706, San Francisco, CA 94119-2706
We do not distribute these reports to you directly in order to keep Fund Seven’s costs down as mailing this report to all investors is expensive. Nevertheless, the reports are immediately available on your request.